Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release:
February 2, 2011 ~ 9:00 a.m.

Chemung Financial Reports Record 2010 Earnings

Chemung Financial Corporation today reported fourth quarter 2010 unaudited net income of $3.048 million compared to $1.288 million in the fourth quarter of last year, an increase of $1.760 million.  Earnings per share totaled $0.84 compared to $0.36 for the corresponding period last year, an increase of 133.3%.

Net income for the year increased $4.869 million from $5.233 million to a record $10.102 million, with earnings per share increasing 93.1% from $1.45 to $2.80 per share.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

“I am very pleased to report our 2010 operating results, which represent a record year of earnings for our company.  The increase in our fourth quarter earnings compared with last year was due in part to the recognition of $1.882 million of additional pre-tax trust fee income resulting from an earlier than anticipated closing of an unusually large estate.   Additional factors included an increase in other non-interest income, as well as a decrease in the provision for loan losses and lower operating expenses, partially offset by a decrease in net interest income.

The increase in year over year earnings was impacted in part by one-time transaction costs related to the Corporation’s acquisition of Canton Bancorp, Inc. (“Canton”) in May of 2009 and an FDIC special assessment in the second quarter of 2009 imposed on all FDIC insured financial institutions totaling $1.448 million and $439 thousand, respectively.  The negative after-tax impact of these items on 2009 earnings totaled approximately $1.157 million or $0.32 per share.  Record earnings in 2010 were however driven by higher net interest income, affected in large part by average balance sheet growth associated with the 2009 Canton acquisition, an increase in non-interest income and a decrease in the provision for loan losses, somewhat offset by an increase in operating expenses, excluding the above 2009 transaction costs and FDIC special assessment.

Fourth quarter net interest income of $8.558 million was $82 thousand or 0.9% lower than the fourth quarter of 2009, with the net interest margin decreasing 1 basis point to 3.81%.  The decrease in net interest income was principally due to a $4.2 million decrease in average interest earning assets as well as a decrease in the yield on these assets, offset in part by a lower cost of interest bearing liabilities.

A $375 thousand decrease in the fourth quarter provision for loan losses as compared to the corresponding period in 2009 was principally due to improved asset quality, including lower non-performing and other classified loan relationships, and reflects management’s assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historic loss factors, collateral evaluations, recent charge-off experience, current economic conditions, overall credit quality and loan growth.

Fourth quarter non-interest income, excluding the above mentioned additional trust fee income, increased $1.090 million or 29.0% primarily due to a decrease in other-than-temporary impairment (“OTTI”) charges on trust preferred securities pools carried in the Corporation’s investment portfolio, higher other Trust and Investment Center fee income and increases in revenue from our equity investment in Cephas Capital Partners, LP (“Cephas”) and check card interchange fee income, somewhat offset by decreases in service charges and gains on the sale of securities.

Operating expenses were $22 thousand or 0.2% lower than fourth quarter 2009 expenses, with this decrease principally due to decreases in compensation expense and the cost of employee benefit programs, offset by higher professional services fees, including costs associated with our pending acquisition of Fort Orange Financial Corp., as well as increases in marketing and advertising and data processing costs.

Net interest income for 2010 totaling $34.530 million was $1.375 million or 4.1% higher than last year, while the net interest margin was down 8 basis points to 3.81%.  The increase in net interest income was due principally to a $53.1 million increase in average interest earning assets and a decrease in the cost of average interest bearing liabilities, which were somewhat offset by a decline in the yield on average interest earning assets.

For reasons noted above, the 2010 provision for loan losses was $1.325 million lower than last year.

2010 non-interest income was $3.935 million or 25.0% higher than 2009 due in part to the aforementioned fee income related to the earlier than anticipated closing of an unusually large estate.  Excluding this item, all other non-interest income increased $2.053 million or 13.1% due in large part to a decrease in OTTI charges recognized on trust preferred securities pools, higher other Trust and Investment Center fee income, an increase in check card interchange fee income, higher revenue from our equity investment in Cephas and an increase in CFS Group, Inc. revenue.  These increases were offset in part principally by decreases in service charges, cash management fee income and gains on the sale of securities.

Excluding the aforementioned 2009 acquisition transaction costs and FDIC special assessment, all other operating expenses were $408 thousand or 1.1% higher than last year due primarily to increases in compensation costs, date processing costs, professional services fees, costs related to other real estate owned, higher marketing and advertising expenses and higher regular quarterly FDIC assessments.  These increases were offset in part by lower cost of employee benefit programs, a reduction in amortization of intangible assets and a decrease in stationery and supplies expense.

Assets at December 31, 2010 totaled $958.3 million, down 1.8% from year-end 2009 assets of $975.6 million.  Total loans increased $17.8 million or 3.0% to $613.7 million, while deposits were down $14.7 million or 1.8% to $786.4 million.  Capital at December 31, 2010 totaled $97.4 million, an increase of $7.3 million since December 31, 2009, with all capital ratios in excess of those required to be considered well-capitalized.

We are excited about our pending merger with Fort Orange Financial Corp., the holding company of Capital Bank & Trust Company (“Capital Bank”), based in Albany, New York.    This transaction, which is subject to regulatory approval and the approval of shareholders of both companies, is expected to close early in the second quarter of this year, and we anticipate it will be immediately accretive to earnings, excluding one-time transaction costs.  Founded in 1995, Capital Bank, at December 31, 2010, has approximately $260 million in assets, a loan portfolio approximating $186 million and deposits of $201 million, and operates from five offices in the Capital District.  Although their history is short, the impact that Capital Bank has made in the Albany region has been significant, and we look forward to building on their tradition of customer service and good corporate citizenship, as well as expanding their menu of products and services to more fully meet the financial needs of the residents and business community within the region.  While Capital Bank will be merged into Chemung Canal Trust Company, the branches will retain their identity as we recognize that the Capital Bank name is a strong, recognizable brand within the Albany market.”

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833.   Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.  CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.